EXHIBIT 99.3

LogMeIn, Inc.

Unaudited Pro Forma Condensed Combined Financial Information

As of June 30, 2015

LogMeIn, Inc. (the Company) acquired Marvasol, Inc. d/b/a “LastPass” (LastPass) on October 15, 2015 for total consideration of approximately $110 million in cash upon close. An additional $15 million in cash is payable in contingent payments which are expected to be paid to equity holders and key employees of LastPass upon their achievement of certain milestone and retention targets over the two-year period following the closing of the transaction.

The following unaudited pro forma condensed combined financial statements are based on our historical consolidated financial statements and LastPass’s historical financial statements as adjusted to give effect to the Company’s acquisition of LastPass and the related financing transactions. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2015 and the year ended December 31, 2014 give effect to these transactions as if they had occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of June 30, 2015 gives effect to these transactions as if they had occurred on June 30, 2015.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s latest historical financial statements, which are included in the Company’s latest annual report on Form 10-K and quarterly reports on Form 10-Q, and LastPass’s historical financial information included herein.

LogMeIn, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

(In thousands, except share and per share data)

As of June 30, 2015

	LogMeIn, Inc. Historical	LastPass Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and marketable securities	$236,545	$9,344	$(50,000)	(a)	$189,545
			(6,344)	(b)
Accounts receivable, net	14,215	372	—		14,587
Prepaid expenses and other current assets	7,287	17	—		7,304
Restricted cash, current portion	1,326	—	—		1,326
Deferred income tax assets	5,343	—	(2,942)	(g)	2,401

Total current assets	264,716	9,733	(59,286)		215,163
Property and equipment, net	16,437	40	—		16,477
Restricted cash, net of current portion	2,473	—	—		2,473
Intangibles, net	18,386	—	54,100	(c)	72,486
Goodwill	37,928	—	79,569	(e)	117,497
Other assets	5,302	44	—		5,346
Deferred income tax assets	9,294	—	2,918	(d)	—
			(12,212)	(g)

Total assets	$354,536	$9,817	$65,089		$429,442

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$11,817	$115	$—		$11,932
Accrued liabilities	25,030	4,057	2,000	(i)	27,206
			(3,881)	(b)
Deferred revenue, current portion	132,890	7,489	(1,948)	(f)	138,431

Total current liabilities	169,737	11,661	(3,829)		177,569
Deferred revenue, net of current portion	3,114	505	(130)	(f)	3,489
Credit facility borrowings	—	—	60,000	(a)	60,000
Deferred tax liabilities	—	—	6,699	(g)	6,699
Other long-term liabilities	3,050	—	—		3,050

Total liabilities	175,901	12,166	62,740		250,807

Equity:	178,635	(2,349)	2,349	(h)	178,635

Total liabilities and equity	$354,536	$9,817	$65,089		$429,442

See notes to unaudited condensed combined financial statements.

LogMeIn, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

(In thousands, except share and per share data)

Year Ended December 31, 2014

	LogMeIn, Inc. Historical	LastPass Historical	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenue	$221,956	$9,621	$(1,100)	(f)	$230,477
Cost of revenue	28,732	518	1,324	(c)	30,574

Gross profit	193,224	9,103	(2,424)		199,903

Operating expenses
Research and development	33,516	8,754	(2,400)	(j)	39,870
Sales and marketing	119,508	1,423	—		120,931
General and administrative	30,526	1,253	—		31,779
Amortization of acquired intangibles	987	—	4,306	(c)	5,293

Total operating expenses	184,537	11,430	1,906		197,873

Income (loss) from operations	8,687	(2,327)	(4,330)		2,030
Interest income	602	—	(200)	(l)	402
Interest expense	—	—	(1,050)	(k)	(1,050)
Other income	105	5	—		110

Income (loss) before income taxes	9,394	(2,322)	(5,580)		1,492
Benefit from (provision for) income taxes	(1,439)	—	3,074	(m)	1,635

Net income (loss)	$7,955	$(2,322)	$(2,506)		$3,127

Net income per share:
Basic	$0.33				$0.13
Diluted	$0.31				$0.12
Weighted average shares outstanding:
Basic	24,385,297				24,385,297
Diluted	25,386,199				25,386,199

See notes to unaudited condensed combined financial statements.

LogMeIn, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

(In thousands, except share and per share data)

Six Months Ended June 30, 2015

	LogMeIn, Inc. Historical	LastPass Historical	Pro Forma Adjustments	Notes	Pro Forma Combined

Revenue	$125,943	$6,102	$(25)	(f)	$132,020
Cost of revenue	16,517	377	1,017	(c)	17,911

Gross profit	109,426	5,725	(1,042)		114,109

Operating expenses
Research and development	19,379	3,106	—		22,485
Sales and marketing	68,990	2,093	—		71,083
General and administrative	15,314	949	—		16,263
Legal settlements	3,600	—	—		3,600
Amortization of acquired intangibles	558	—	2,034	(c)	2,592

Total operating expenses	107,841	6,148	2,034		116,023

Income (loss) from operations	1,585	(423)	(3,076)		(1,914)
Interest income	353	—	(130)	(l)	223
Interest expense	—	—	(480)	(k)	(480)
Other income	1,369	78	—		1,447

Income (loss) before income taxes	3,307	(345)	(3,686)		(724)
Benefit from (provision for) income taxes	(547)	—	1,568	(m)	1,021

Net income (loss)	$2,760	$(345)	$(2,118)		$297

Net income per share:
Basic	$0.11				$0.01
Diluted	$0.11				$0.01
Weighted average shares outstanding:
Basic	24,620,383				24,620,383
Diluted	25,614,502				25,614,502

See notes to unaudited condensed combined financial statements.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

As of June 30, 2015

Note 1 - Basis of presentation

The historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of LastPass’s assets acquired and liabilities assumed and conformed the accounting policies of LastPass to its own accounting policies.

The pro forma combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates previously indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Note 2 - Financing transactions

On October 15, 2015, pursuant to the Stock Purchase Agreement dated October 8, 2015, the Company acquired 100% of the outstanding equity interests in LastPass, providers of an identity and password management service, for approximately $110 million in cash upon close. An additional $15 million in cash is payable in contingent payments which are expected to be paid to equity holders and key employees of LastPass upon their achievement of certain milestone and retention targets over the two-year period following the closing of the transaction. The Company funded the acquisition with a combination of existing cash on hand and with $60 million borrowed under its existing Credit Facility on October 14, 2015.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

As of June 30, 2015

Note 3 - Preliminary purchase price allocation

The Company has performed a preliminary valuation analysis of the fair market value of LastPass’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date (in thousands):

Cash	$2,518
Accounts receivable	639
Property, plant and equipment	40
Deferred tax asset	3,033
Other assets	135
Intangible assets:
Completed technology	28,100
Customer relationships	23,100
Trademark	2,900
Deferred revenue	(6,600)
Accrued expenses	(66)
Contingent earnout liability	(2,000)
Deferred tax liability	(21,937)
Goodwill	80,231

Total consideration	$110,093

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and income statements. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in the allocations to intangible assets such as completed technology, customer relationships and trademarks as well as goodwill, (2) changes in the fair value of acquired deferred revenue; (3) changes in the fair value of contingent consideration; and (3) other changes to assets and liabilities.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

As of June 30, 2015

Note 4 - Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)	Reflects funding of $110 million cash purchase price with $60 million in borrowings from existing Credit Facility and $50 million with existing cash and marketable securities.

(b)	Reflects LastPass transaction costs and employee bonuses paid at closing to adjust LastPass net working capital (excluding deferred revenue) to an approximate targeted balance of $3 million at close.

(c)	Reflects the adjustment of intangible assets identified through the acquisition of LastPass. As part of the preliminary valuation analysis, the Company identified intangible assets, including Completed Technology, Customer Relationships and Trademarks.

The following table summarizes the estimated fair values of LastPass’s identifiable intangible assets, their estimated useful lives and related amortization expense based upon the pattern in which their economic benefit is expected to be realized (in thousands):

			Amortization Expense
	Estimated Fair Value	Estimated Useful Life (years)	Year Ended December 31, 2014	Six Months Ended June 30, 2015
Completed Technology	$28,100	9	$1,324	$1,017
Customer Relationships	23,100	8	4,188	1,959
Trademark	2,900	11	118	75

Pro forma adjustments	$54,100		$5,630	$3,051

These preliminary estimates of fair value and estimated useful lives may differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill of approximately $3.3 million and annual amortization expense of approximately $0.6 million for the year ended December 31, 2014.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

As of June 30, 2015

Note 4 - Pro forma adjustments - continued

(d)	Reflects the reversal of LastPass’ full valuation allowance on it’s net deferred tax assets (primarily net operating losses) of $2.9 million. Federal and state net operating losses as of the closing date were approximately $7.5 million.

(e)	Reflects the adjustment to record goodwill associated with the acquisition of LastPass of $79.6 million.

(f)	Represents the estimated adjustment to decrease the assumed deferred revenue obligations to a fair value of approximately 74% of the carrying value as of the acquisition date. The calculation of fair value is preliminary and subject to change. The fair value was determined based on the estimated costs to fulfill the remaining subscription service obligations plus a normal profit margin. After the acquisition, this adjustment will be recognized as a reduction of the acquired deferred revenue as it is recognized over the remaining subscription period.

The pro forma balance sheet deferred revenue fair value adjustment of $2.1 million ($2.0 million current and $0.1 million long-term) assumes the transaction was completed on June 30, 2015 and represents the reduction to 74% of LastPass’ deferred revenue balance as of June 30, 2015.

The pro forma income statement adjustments assume the transaction was completed on January 1, 2014, and reduces revenue by $25,000 for the six months ended June 30, 2015 and $1.1 million for the year ended December 31, 2014 representing the fair value adjustment to 74% of LastPass’ deferred revenue balance as of January 1, 2014.

(g)	Reflects the pro forma adjustment to deferred tax assets and liabilities resulting from the acquisition. The estimated increase in deferred tax liabilities of $21.9 million is primarily due to the fair value adjustments for non-deductible intangible assets and deferred revenue based on an estimated tax rate of 38.9% (Federal and state). This estimate of deferred income tax assets and liabilities is preliminary and subject to change based on management’s final determination of the fair value of assets acquired and liabilities assumed. The pro forma adjustment is recorded to deferred tax assets and deferred tax liabilities taking into consideration netting by jurisdiction.

	Timing Difference	Effective Tax Rate	Current Deferred Tax Liability	Long-term Deferred Tax Liability	Net Deferred Tax Balance
Pro forma adjustments:
Newly identifiable intangible assets	$54,100	38.9%	$2,190	$18,855	$21,045
Fair value adjustment to deferred revenue	2,078	38.9%	752	56	808

Pro forma adjustments to deferred tax liabilities			$2,942	$18,911	$21,853

Debit (Credit):
Pro forma adjustment to current deferred tax assets			$(2,942)	$—
Pro forma adjustment to long-term deferred tax assets			—	(12,212)
Pro forma adjustment to long-term deferred tax liabilities			—	(6,699)

Pro forma adjustments to deferred tax assets and liabilities			$(2,942)	$(18,911)

(h)	Represents the elimination of historical equity of LastPass.

LogMeIn, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

As of June 30, 2015

Note 4 - Pro forma adjustments - continued

(i)	Reflects the contingent consideration arrangement with LastPass stockholders and key personnel in connection with the business combination, resulting in an additional $15 million in cash payable in contingent payments ($2.5 million additional purchase price and $12.5 million bonus expense) which are expected to be paid upon the achievement of certain milestone and retention targets over the two-year period following the closing of the transaction.

The pro forma balance sheet accrued liabilities adjustment of $2.0 million represents the fair value of the $2.5 million contingent earnout purchase price.

The pro forma income statements of operations do not include contingent earnout bonus expense of $7.0 million for the year ended December 31, 2014 and $2.8 million for the six months ended June 30, 2015 as these items will not have a continuing impact on operations and the LastPass historical statements of operations include bonus expense of $4.6 million for the year ended December 31, 2014 and $3.9 million for the six months ended June 30, 2015.

(j)	Represents the elimination of LastPass’s historical share-based compensation expense of $2.4 million, which related to a July 2014 ownership realignment transaction including the issuance of 45 shares to one of the Founding shareholders. LastPass has historically not issued any stock-based compensation awards. Further, the Company has not issued stock-based compensation awards to the employees of LastPass.

(k)	On February 18, 2015, the Company entered into a multi-currency credit agreement with a syndicate of banks, financial institutions and other lending entities (the “Credit Facility”), pursuant to which a secured revolving credit facility up to $100 million in the aggregate shall be available to the Company. The quarterly commitment fee on the undrawn portion of the Credit Facility ranges from 0.20% to 0.30% per annum, based upon the Company’s total leverage ratio.

The below table represents the net increase in interest expense resulting from interest expense at a rate per annum of 1.75% on the $60 million revolving debt borrowing under the Company’s credit facility partially offset by lower commitment fee at a rate per annum of 0.20% commencing on February 18, 2015 to finance the acquisition of LastPass, as follows (in thousands):

	Year Ended December 31, 2014	Six Months Ended June 30, 2015
Interest expense on revolving debt at 1.75%	$1,050	$525
Reduction in commitment fee of 0.20%	—	(45)

Pro forma adjustments to increase interest expense	$1,050	$480

LogMeIn, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

As of June 30, 2015

Note 4 - Pro forma adjustments - continued

(l)	Represents the decrease in interest income resulting from the use of $50 million of existing cash and marketable securities to partially finance the acquisition. The pro forma adjustments is based on a rate of return of 40 basis points (0.40%) for the year ended December 31, 2014 and 52 basis points (0.52%) for the six months ended June 30, 2015 (in thousands).

	Year Ended December 31, 2014	Six Months Ended June 30, 2015
Pro forma adjustments to decrease interest income	$200	$130

(m)	Reflects the income tax effect of pro forma adjustments based on the estimated blended federal and state statutory tax rate of 38.9%.

	Year Ended December 31, 2014	Six Months Ended June 30, 2015
Tax effect of pro forma adjustments	$2,171	$1,434
Tax effect of LastPass historical loss before income taxes	903	134

Pro forma adjustments to benefit from (provision for) income taxes	$3,074	$1,568